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Exhibit 99
                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE SECOND QUARTER OF FISCAL 2014


Red Bank, N.J. April 30, 2014 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.56 per unit for the second quarter of fiscal 2014, payable on May 28, 2014 to holders of record on May 15, 2014. Natural gas sold during the first calendar quarter of 2014 is the primary source of royalty income on which the May 2014 distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.56 per unit is 12.5%, or $0.08 per unit, lower than the distribution of $0.64 per unit for the second quarter of fiscal 2013. No details on sales or production have yet been received from the operating companies. Specific details will be available in the earnings press release scheduled for release on or about May 14, 2014.

Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment would be deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. In the quarter just ending, the overpayment of Euros 253,450 will be deducted from royalties anticipated to be received in May 2014.

The table below shows estimated royalties anticipated to be received during the third quarter of fiscal 2014 based on the actual amount of royalties that were paid to the Trust for the first calendar quarter of 2014. Amounts in dollars are based on the current exchange rate of 1.38592. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred.

------------------------------------------------------------------------------
Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
------------------------------------------------------------------------------
    May                Euros   926,793        $1,284,461          $0.1398
    June               Euros 1,180,243        $1,635,722          $0.1780
    July               Euros 1,180,243        $1,635,722          $0.1780
------------------------------------------------------------------------------

The cumulative 12-month distribution, which includes the May 2014 distribution and the three prior quarterly distributions, is $2.12 per unit. This 12-month cumulative distribution is 9.79% or $0.23 per unit lower than the prior 12-month distribution of $2.35 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.





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Contact --  John R. Van Kirk, Managing Director, telephone:  (732) 741-4008,
e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.